Exhibit 10.2

Ameron International Corporation
Stock Ownership Requirements

In order to better align the interests of the Chief Executive Officer (“CEO”) and directors of the Company with the interests of the Company’s stockholders, the Board of Directors (the “Board”) expects the Company’s CEO, and all members of the Board (each, a “Director”), to own a significant amount of common stock of the Company.  To accomplish that objective, the Board has adopted these stock ownership requirements (these “Requirements”).

Stock Ownership Requirements for Chief Executive Officer

The CEO shall own and hold a minimum amount of common stock equal in value to a multiple of three times such officer’s base salary.

This requirement must be satisfied within five (5) years of the adoption of these Requirements.  A newly appointed CEO shall have five (5) years from the date on which he or she is named as CEO to acquire the requisite ownership level.

Stock Ownership Requirements for Directors

Directors shall own and hold a minimum amount of common stock equal in value to three (3) times the base annual retainer payable to such Director, not including supplemental committee retainers or fees.  Directors must satisfy this requirement within five years of the adoption of these Requirements.  A newly appointed or elected Director shall have five years from the date on which such individual becomes a Director to acquire the requisite ownership level.  If the CEO is a director, only the CEO ownership requirement shall apply to the CEO.

Retention Ratios

Upon vesting of a restricted stock award, and after the payment of the taxes due as a result of vesting, each Director and the CEO is required to hold seventy-five percent (75%) of the net shares until the applicable Requirements are met.  Upon exercise of a stock option, each Director and the CEO is required to hold fifty percent (50%) of the net shares until the applicable Requirements are met. The term “net shares” means the shares of common stock remaining after selling shares to fund the payment of transaction costs and applicable taxes owed as a result of vesting or exercise of the equity award (including income taxes), and, in the case of stock options, the exercise price of the option.

Compliance with Requirements

In determining the number of shares of common stock owned by the CEO or a Director, the following shall be included:

  Shares of common stock purchased on the open market
  Shares of common stock obtained through exercises of stock options
  Shares of common stock owned jointly with or separately by spouse and/or children
  Shares of common stock held in trust1
  Shares of common stock awarded under the CEO’s employment agreement, if any
  Shares of restricted common stock
  Performance Stock Units
  Restricted Stock Units

Shares of common stock subject to unexercised options, whether vested or unvested, in-the-money or out-of-the-money, will not be counted in determining an individual’s holdings.  Compliance with these Requirements will be evaluated annually by the Nominating & Corporate Governance Committee of the Board (the “Committee”).

Failure to attain the level of ownership required by these Requirements stock may result in a reduction in future long-term incentive grants and/or payment of future annual and/or long-term incentive payouts in the form of stock.  These Requirements shall not be construed as a transfer restriction on any shares of common stock owned of record or beneficially.

Hardship Exceptions

There may be instances where compliance with these Requirements would place a severe hardship on an individual.  It is expected that these instances will be rare; however, in such instances, the Committee will make a final decision as to whether these Requirements will be applied, or modified as to any individual on account of hardship.

Administration, Amendments and Modifications

These Requirements shall be administered by the Committee. The Committee shall periodically assess these Requirements and make recommendations as appropriate.  The Committee shall also have the discretion to submit for approval by the Board any amendments or modifications, in whole or in part, to these Requirements.

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1

Due to the complexities of trust accounts, requests to include shares of common stock held in trust must be submitted to the Nominating & Corporate Governance Committee, which will make the final decision as to whether to include those shares.

2